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SCHEDULE 14A

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Target Corporation
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Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
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Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
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Pershing Square Holdings GP, LLC
William A. Ackman
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Transcript Excerpt from May 11, 2009 CNBC Squawk Box appearance by William A. Ackman
On May 11, 2009, William Ackman, the founder and managing member of the general partner of Pershing Square Capital Management, L.P., appeared on television on CNBC Squawk Box. The following is a transcript excerpt from the appearance:
Conversation between CNBC and William A. Ackman
CNBC: And Pershing Square’s, Bill Ackman is in the midst of a battle for board seats now, at retail giant Target. Check out the Wall Street Journal today. He’ll be introducing his slate of five nominees, including himself, to Target shareholders later this morning, but first he joins us, exclusively, for the remainder of the show as a special guest host. We invited Target to appear on air with us, as well, but the company declined our invitation. Bill, it’s good to see you.
WILLIAM A. ACKMAN, PERSHING SQUARE CAPITAL MANAGEMENT, L.P.: Thank you for having me.
CNBC: Looking at some of the things about Target that are obvious, I think that for a while we thought Target was overtaking Wal-Mart with cachet and everything else, but in the last 18 months, or so, Wal-Mart has seemed to separate itself positively from the performance of Target’s stock and of the company itself. Right?
ACKMAN: Sure.
CNBC: Why, where is, what’s Target doing wrong at this point?
ACKMAN: Two principal reasons. One is the state of Target’s credit card business. Wal-Mart is really just a pure retailer, whereas Target is really some part bank and it’s a big part retailer, but in a world where credit is deteriorating, where unemployment is rising, you don’t want to have exposure to your customers. That had a meaningful impact on the company’s earnings, and of course, on the stock price. I think the other problem they’ve had is that the “Expect More. Pay Less.” kind of image of the business. “Expect More.” worked really well when times were good. And then, we began a recession in December, really in the fourth quarter of 2007, and that’s when Target really began to underperform. And it could be that consumer said — you know, I don’t — I thought of Target as really discretionary and Wal-Mart as non-discretionary, and they went to buy their groceries at Wal-Mart, and they ended up buying other things there. Traffic went down. That hurt sales. That has hurt the business.
CNBC: I mean, that’s the one thing is, if you look at what happened between Target and Wal-Mart, a lot of it is probably very likely just blamed on what’s happened with the downturn in the economy.
ACKMAN: Well, you know, I think you want a retailer that can do well. You know, our view on Target going into this investment is, they would be one of the few retailers that would do well even in a difficult economic time. I mean, you think of them as a place where you can buy things at generally very high quality at a low price, and that’s a good position to be in, because I think it may have overemphasized the kind of upper scale discounter image, and then lost that customer when times got tough.
CNBC: Not — I mean, the stock price performance wasn’t that different than Wal-Mart’s — a little bit, not quite a bit. And Wal-Mart’s — I mean, in the last year, the one that shows about 3 percent.
ACKMAN: Well, if you go from, at the time, the fourth quarter of 2007, to the day before we launched the proxy contest, which I think is the right measure, because I think that we’ve had an impact since the proxy context began, that you’ll see the stock is down 50 percent, and Wal-Mart is up around 11 percent.
CNBC: And if you were to look at the same store sales and the performance, it used to be they were much closer in what Target was able to deliver, and that has diverged, too; has it not? What has Target been putting up?
ACKMAN: You know, minus a couple percent comps, a minus 10 percent comp in November of last year. So, they’ve definitely underperformed on same store sales, and actually the credit card business has been a huge source of losses.
CNBC: Management acts like you’re unreasonable, you’re asking for, you’re not clear what you’re asking, necessarily. They say they’re doing some, what are their ideas, they’re going to bring some groceries in?
ACKMAN: First of all, we’re very supportive of management. You know, what’s interesting here is the company, at least the board has positioned the proxy contest as Pershing versus management. This has nothing to do with management. We like management. We’re big supporters of management.
CNBC: The whole slate of directors?
ACKMAN: It’s not that we don’t like the directors. I think the directors are high quality people. But if you look at Target, this is, obviously, a major retailer, a major credit card company, a major owner of real estate. But there’s not one retail executive on the board. There’s not one credit card executive on the board.
CNBC: Dick Kovacevich is on the board, from Wells Fargo.
ACKMAN: He’s chairman of a bank. Wells Fargo doesn’t, however, have a particularly well-regarded credit card business, and I think of him as a good bank manager. But there’s a big difference between someone who runs a bank and someone who runs a credit card business. You’ve got very specific issues associated with it. The other thing that’s missing on the Target board is ownership. The stock.
CNBC: What do they own?
ACKMAN: The independent directors, I think, own something like 0.2 percent of the stock. If you include options, they’ve been granted it’s like 0.8 percent of the stock. If you look at stock sales, here’s kind of a stunning number. Over the last five years the board and management have sold $430 million worth of stock — a huge number. Management has bought no stock at all, other than the day after we launched the proxy contest, it breaks down to about 170,000 shares. So, it’s — there isn’t really an ownership culture. And so, I think, you know, what we see missing on the board is specific expertise and stock ownership.
CNBC: If you like management —
ACKMAN: Yes.
CNBC: — how can you criticize the board, when the board places management?
ACKMAN: Well, I think the board has done a good job in hiring management, but the board has other responsibilities beyond just hiring management.
CNBC: Owning stock?
ACKMAN: I think that creating an ownership culture, I think, is important. I think, also, making the right strategic decisions. You know, we approached the company, we bought the stock in April of 2007, we approached the company in August of 2007, and we said look, number one, a credit tsunami is coming. Obviously, as you guys know, I’ve been pretty negative on credit, and on bond insurers, and so on. And I said, look, it’s going to become more difficult for this company to access capital. You know, bond issuers are big providers of credit enhancement for securitization, and this is a business where you can partner with a JPMorgan, or a Citi, or an HSBC, or even a GE; they’ll take the vast majority of the risk, they’ll assume all of funding. You can take control of the relationship with the customer. So, you have all of the benefits of being in the credit card business.
CNBC: The way many retailers do.
ACKMAN: All but Nordstrom. So, there’s a reason why Wal-Mart, and Kohl’s, and others, Sears, have exited the credit card business, because there’s really an inherent conflict between a retailer and the credit card business. You know, the retailer wants to generate same store sales. But the CEO, obviously, wants to put, wants to create as much credit for his customers as possible, but obviously the problem with that is you extend too much credit.
CNBC: Although I thought you were in favor of the deal that they did do with —
ACKMAN: We were certainly supportive of a deal that shifted some funding risk. But what we had approached them to do was shift both the credit and the funding risk. And Target felt strongly about keeping underwriting control of the portfolio, and obviously a bank is not going to take the risk, unless you transfer a substantial portion of the underwriting to a financial institution.
CNBC: So, you’re going to have this big investor meeting today, in New York?
ACKMAN: Yes.
CNBC: And the point of that is to do what? Is it to generate publicity?
ACKMAN: No. The point of that is, we have, we’re proposing five independent directors for the board. Target has five seats coming up for election. So, number one, eight of the 12 current directors are going to stay. We’re going to put up five. We want the shareholders to meet the five to assess their independence, assess their personal qualities, assess their background and experience. Later in the show, I understand Jim Donald is coming on?
CNBC: Yes.
ACKMAN: Jim started his career at Wal-Mart when they had four superstores, helped build that into a dominant — if you looked at, I don’t know, [15] years ago, if you looked at the general merchandise discounter business, Wal-Mart did not have nearly as big a lead as a Target in terms of a supermarket business, but they brought Jim Donald in, a number of years ago, and he really built that business very significantly, and we’d love to have him on Target’s board. It would be helpful.
CNBC: Do you know specifically which directors, who were already in place, you want to go?
ACKMAN: Well, we don’t have a choice. I mean, the way the rules work is it’s a staggered board, five seats up.
CNBC: I thought it was four seats up.
ACKMAN: Well, it’s interesting you mention that, because there are actually five seats up. In order to change the size of the board you have to have a shareholder vote, and originally Target put up only four directors, because they only wanted their four to be replaced. Bob Ulrich, the prior chairman, resigned, which also created another seat. We’ve got five spots, and we’ve put up five people. Four of them have no relationship with Pershing Square. Three of the four I really met for the first time in the last couple months. And the other is not someone we’ve done business with. So, shareholders have to decide which slate of independent directors, or which of our slate, and which of the company’s slate would best serve the shareholders.
CNBC: So, you could wind up with a couple of people, maybe Mr. Donald, maybe yourself would wind up with seats on the board?
ACKMAN: Sure. It could be several from our slate and a couple from the company slate. It could be all from ours, all from theirs. You know, what’s unfortunate about corporate elections is that people aren’t — you know, it’s rare you get a choice. The typical retail investor receives a proxy in the mail and throws it out, because what election — why do you want to vote for only one candidate per seat? It’s kind of an absurdity of corporate elections, generally. And, you know, we have sort of an ulterior motive in running this proxy contest. We think if we make the effort here, it’s going to have an impact on other boards.
CNBC: The velvet push-back that people say — look, obviously you have a huge stake. This is your biggest position?
ACKMAN: Yes.
CNBC: And what is it, about 7.8 percent, between the options and the shares that you hold —
ACKMAN: It’s over a billion dollars of common stock. We’ve got a few, you know, $280,000,000 worth of options. So, it’s a big position.
CNBC: Right. I think more than 4 percent of that is in options that, I believe, come due in —
ACKMAN: January of 2011.
CNBC: Okay. So, you’re talking about 20 months, or something, down the road.
ACKMAN: Yes.
CNBC: The push-back from Target and from people involved with them is that you’re interested because you have these options that are going to expire, and that you’re not a long-term investor.
ACKMAN: Okay. Just a quick review on the kind of options we have. We purchased these options originally beginning, I think, in April of 2007; so, obviously — and we extended them for a couple years, in February of this year — these are not just traditional listed options. They’re over-the-counter options which we can extend to the future, if we want. Our plan, ultimately, is to own the underlying shares with respect to the options that we own. So, the best evidence that we’re a long-term investor is that, number one, we’ve owned the stock for more than two years and number two, I’m joining the board; right? When a manager joins the board, we lose the flexibility to trade the stock. So, if we were short-term and I wanted to get out in a few months, this would be a bad idea, to join a board of directors.
CNBC: It’s being called the post — what’s the strike price?
ACKMAN: You know, if you look at the options held by management, many of them expire before our options; right? A much bigger percentage of the compensation package held by management is in the form of options. If we’ve got 80 percent of the value of our position out of the money, I could see their point.
But because it’s like you needed to go there, now you’re obviously not going to exercise them if there was a 70 strike price when the stock’s in the 40s. But if 35 strikes and it’s in the 40s; so, you could exercise it.
CNBC: It’s being called the largest and most expensive proxy battle, or one of, in U.S. corporate history. How much is it costing you, overall?
ACKMAN: You know, I think it could be $10 to $15 million. It’s a lot of money, but in light of the size of the position, I think it’s worth it, and I think if we can get the right directors on the board, I think it’s going to help the company in a meaningful way. And, if you think about it, we’ve got, I don’t know, 60-plus million shares. So, if the board adds a dollar of value, that’s $60 million. That increase in value more than pays for the proxy contest. And again, we think that we’re working out a lot more than a dollar a share.
CNBC: And we’ll talk a lot more about this and Fannie, Freddie, the credit markets — everything. You’ll be with us till 9 o’clock. You signed up for it — you have a two hour sentence.
CNBC: He’s actually — his seat belt. He can’t get up.
CNBC: You’re not allowed to move.
ACKMAN: All right.
The Squawk two-minute drill with Bill Ackman of Pershing Square Capital Management
CNBC: In summary, Mr. Ackman?
ACKMAN: I guess I’d say the following: I think that people don’t take corporate elections very seriously, because it’s a foregone — it’s a rigged game, right? You get a slate of directors. You can either vote in favor or withhold. The guy gets one vote, he’s elected to the board. We’re trying to change that, and we’re trying to do it the right way. In the case of Target, I didn’t put together a group of my friends who were on the board. I found four independent directors who have no affiliation with Target. We’re very excited about the opportunity to get a chance to meet Jim Donald today. The other directors are as outstanding as Jim.
CNBC: But you point out that if you win, there’s a number of good things that will happen, as a result. If you lose, though, there are a number of negative things. You could — this could make things worse in some way.
ACKMAN: I think that’s right. I mean, I think, you know, we’re a credible investor. We’ve done well for shareholders in lots of other situations. We own a very meaningful position in the company stock. We’ve been very respectful of management. We’ve had a very excellent relationship to date. We went about it the right way, and we asked for one seat for Pershing and one seat for an independent director. We went through an interview process. We were rejected — we weren’t told why we were rejected, excuse me. And then we put up a slate of directors. We found independent directors. We focused on what was missing on the board, what expertise was missing. We made sure that they had no affiliation with Target. We made sure they weren’t in a competitive position with Target and we are spending the appropriate amount of money to make sure that people hear the message. You’ve given me an opportunity on CNBC. If we lose; right? If we get zero on this board, I think it’s an invitation for boards to become really insular. You know, if we can’t credibly get, you know, two to three, four, you know, five directors on this board —. Again, we’re not changing control of the board. Eight of the current directors are going to stay. So, the strategy of the company is not changing. So, I just think, what’s the downside to shareholders? I don’t see it.

CNBC:	Bill, we’ve got to go here, but we appreciate your joining us.

ACKMAN:	I appreciate the time.

CNBC:	Happy birthday.

ACKMAN:	Thank you very much.
Conversation among CNBC, William A. Ackman and Nelson Peltz, the Chairman and CEO of Trian Partners
CNBC: Our next guest this morning is another titan activist investor who has more than a little experience in these proxy fights and on landing spots on companies’ boards. Joining us this morning for a rare Squawk exclusive is Nelson Peltz, the Chairman and CEO of Trian Partners, also non-executive chairman of the board of Wendy’s/Arby’s Group. Of course, our guest host, Bill Ackman, of Pershing Square Capital joins us, as well.
Nelson, it’s great to see you, and it’s great to have you at the same table as Bill, because, as we watch him go through this deal with Target, I wonder, in this environment, if there is a secret to making these things work, these fights work.
NELSON PELTZ, TRIAN PARTNERS CHAIRMAN/CEO: Well, first of all, it’s sort of like a fraternity initiation Bill. We’ve been doing this for years and years, 25 years, and only had one proxy fight. And I think the key to a proxy fight is to really present a logical plan. A plan that the mutual funds can understand. A plan that, especially in this environment, addresses the income statement. You know, there are a lot of balance sheet opportunities that activists — we think of ourselves as a constructivist, by the way, not an activist. And private equity has always been attacking the balance sheet. I think what people really want to see is how are you going to get me more earnings per share? How is that going to happen? How do we capture what we call that free money on the income statement that’s laying there and not being addressed properly? And if you can do that, and we did that at Heinz, and we did that in such a way that we took the high road — there was no name calling, no adjectives — we just presented our plan, and the company presented their plan, and after the fight was over, everybody is great friends. And I just don’t say that lightly, I really mean that. Everybody’s working in the same direction.
ACKMAN: Actually, that’s one of the things that, you know, people say to us when I ask them the question, what’s the downside to electing our slate. Our slate is a group of independent directors — all of them, except for myself, unaffiliated with Pershing Square — they said well, after a proxy contest, isn’t it going to be a mess on the board? And, you know, I think it’s very useful for you to explain. Again, you described — I think you took a very high-minded approach to the proxy contest. My sense is Heinz didn’t really take that approach. I mean, there were a fair amount of personal attacks. I thought it was pretty ugly, but yet you say it was fine.
PELTZ: Well, it all depends on what your perspective has been. If they sold it, it was pretty light. You know, I really think so. If it got ugly, we wouldn’t have been able to have the atmosphere in the board room that we have today. And it was, I felt it was light both ways, and to credit Bill Johnston and the board, the day the fight ended, I was welcomed, my other nominee was welcomed in such a way that we never felt anything but being part of that board forever. We got all the information we wanted. And it was a testament to the old Heinz board and Bill [Johnston] that it worked out so well, and it continues to work well.
ACKMAN: Why do you think companies fight so hard? Why did they fight so hard to kick you off, and why do you think this is a — why aren’t election just, may the best man win?
PELTZ: I think it’s a combination, perhaps, I think, of a knee-jerk reaction, sometimes. As I said, we’ve been doing this for 25 years. We’ve been buying strategic stakes in companies for 25 years and only had one proxy fight. And we have people on board today — Tiffany, Kraft, Cadbury, Dr. Pepper, Snapple, obviously Wendy’s and Heinz. So, I think it’s sort of a knee-jerk reaction. I think once the fight is over, it all settles down. Honest men can disagree. I think perhaps Heinz didn’t agree with our plan initially. And I think they saw some wisdom in it, and I think what they’re doing today is executing two good compromises of both their plans.
CNBC: How much of your plan have they taken over and run with, and how much have you come to some compromises?
PELTZ: Well, if you look at, and I have to be at the Heinz board meeting tomorrow; so, I don’t want to take credit for what’s happened to earnings per share at that company. But if you look at what’s happened since we bought our stock, shortly after we bought our stock, the company announced shares at $1.89, and they’ve gone up very nicely to the guidance of roughly $2.89. And that’s been in three years. That’s the same company. That’s no new debt. No tremendous share buybacks. A couple of small bolt-on acquisitions here and there, and divestitures here and there, but that’s the same company. Now, to give credit to them, they were in a process of doing that. We felt the process was perhaps taking longer than it should have. But we are clearly on the same page. I think the company is doing very well. And I’m very proud to be part of what’s going on there. And I mean that. I’m just not saying that lightly.
CNBC: But to Bill’s question about why companies fight so hard. A lot of critics point to the structure of how votes happen, how incumbents generally win. We just watched Ken Lewis go through this with this chairman vote, and I wonder if you think that signals in any way a tipping point, or a shift.
PELTZ: Well, it’s — it’s really unhappy the way it works today. Because you present a short slate, the company’s got a full slate. In order for you, as a shareholder, not to pick either slate, but a combination of the two, you have to be virtually present, in our case in Pittsburgh, you had to be in Pittsburgh on the day of the meeting to present your combination slate. I think that disadvantages shareholders. I think universal proxy card is really important. I think a good mix of directors on the board from ownership mentality to skin in the game, to industry knowledge, and to non-industry knowledge, is a great mix of all of that, and I think that’s vital to give the shareholders the opportunity to make their determination, like a Chinese menu, they want one from column B and one from column A, and so be it.
ACKMAN: You know, interestingly, one of our directors is Ron Gilson. Ron Gilson is very highly regarded, he’s a corporate governance expert, he’s a professor at Stanford and at Columbia, and it was his idea to have a universal proxy in this proxy contest, because people may not want to vote for a New York hedge fund manager, they may only want to vote for the independent directors on our slate, and perhaps pick one from the other slate. And right now, to Nelson’s point, that’s a difficult thing to do.
CNBC: People want to be able to vote a la carte, as well, and that’s not happening.
ACKMAN: Well, this is a case where you shouldn’t be forced to vote for, you know, everyone that we’ve selected and, frankly, you shouldn’t be forced to vote for everyone the company’s selected.
PELTZ: But you can get around that. You can get around that, but the hoops that you’ve got to go through in order to be able to accomplish that are very difficult. You just can’t mail in a, you know, a universal proxy card. You really have to be there in person on the day.
ACKMAN: Unless the company consents. So, I guess the one thing I would ask CNBC viewers, if you’re a Target shareholder and you want to have the ability to pick up and check from one on our slate and one on the other slate. The company has to consent —
CNBC: That’s going to be costing a lot more money, right?
ACKMAN: No. No. We’ve offered to put their nominees on our proxy card. Now, we can’t do it without the consent of the company, without the consent of the nominees, but if we did that, we could effectively accomplish universal proxy card and give people the flexibility. I don’t think there’s really a good reason not to give shareholders a choice.
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ACKMAN: Nelson, if I can ask a question. You mentioned sitting down with the CEO and talking about strategy. You also mentioned how it was important to have both a mix of business backgrounds on the board, but also people with relevant experience. Obviously, you’ve had a lot of experience in consumer product companies, and I think you brought that to bear at Heinz. Also, you brought on Michael Weinstein.
PELTZ: Right.
ACKMAN: Maybe you can explain why you think it’s important to have people with relevant — you know, basically you’ve been in the business, why is it important to have both a mix of people like that, as well as just general business expertise.
PELTZ: Well, that’s a good question, Bill, because a lot of these boards today have very well-meaning directors — people who have a great background, and a well-earned background, but they don’t know that much about the board they’ve been asked to serve on. And I think you need a mix of that, but it’s really great to have somebody on the board who knows the industry, has a background in the industry, the challenge to give ideas, to help, to do all of the above. Because when you have a guy on the board from the automotive sector, and he is involved in a retailer, I don’t think there’s a huge amount of experience that he can bring to bear to that company.
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Conversation among CNBC, William A. Ackman and Jim Donald, former CEO of Starbucks Corporation and one of the Nominees for Shareholder Choice
CNBC: Our next guest is being targeted to serve on Target’s board — that is, if Bill Ackman has his way. At his town hall later today Bill’s going to be making the case for Jim Donald. Jim is the former Starbucks CEO. He’s one of the nominees for the board that’s being put up by Mr. Ackman. We invited Target to join us this morning, but the company declined. Jim Donald joins us right now on a CNBC exclusive, and Jim, thanks for coming in today.
JAMES DONALD, FORMER STARBUCKS CEO: Thank you.
CNBC: Good to see you here. Why are you interested in being on Target’s board?
DONALD: Well, it’s what I do now. I’ve been out of Starbucks for about 16 months, and I serve on a few boards, but I’m very selective in the boards that I serve on, and I think it’s important that when one decides to serve on a board — as Nelson said, I’m an activist, but not in the same way I’m active in very much running the company, particularly when it’s something that fits my sweet spot, and Target fits my sweet spot.
CNBC: Fits your sweet spot because of your experience at Starbucks and other experience?
DONALD: Well, it’s retail, number one, and I’ve had about 39 years in retail. It’s food retail, number two. It’s big box. But, more importantly, it’s also about the 365,000 employees that can make a difference each and every day. I kind of grew up working in that manner.
CNBC: What do you think Target is doing wrong right now, and what would you do differently?
DONALD: You know, it’s hard to say. I don’t have any inside information. I’m a nominee. I’m not privy to what their strategy is. You have to admit, they’re one of the top, in my opinion, five best merchants in the world; so, it’s hard for me to really kind of pinpoint what I think their opportunities are.
CNBC: Although I’m guessing you’ve spent some time in the stores, check things out. Are there things that just kind of jump out at you, or pushing into grocery, pushing into other areas that you’d like to see?
DONALD: No. I think if you look at retail numbers today, you see where the retail sectors have gotten through these recessionary times, It is in consumables, and it is in grocery. And I think Target, as Greg Steinhafel has said, is looking to advance their growth in the supermarket business.
CNBC: If you are nominated to this board, though, you’ll have to give up your position on the Rite Aide board?
DONALD: Yes. I’ve had conversation with Mary Sammons, the Chairman and CEO of Rite Aid, and said that would, it would probably be happening.
CNBC: And what does Rite Aid say about all of that?
DONALD: Well, Mary was sad to see that, and I said, “if we’re elected,” and if I can quote her, she said “why wouldn’t they want you on the board?” And she just said, “I understand.”
CNBC: Bill, why did you see, what did you see in Jim? What is it that you saw here? You two know each other for —
ACKMAN: No, I didn’t. I wasn’t a shareholder of Starbucks, and I didn’t cross paths with him previously. But grocery is a big initiative for Target. Jim is modest guy, but he started his career at Wal-Mart. They had four superstores when he got there, and built it into — it’s a dominant factor in their success during the recession. Then, he went on to Safeway, as president. He was CEO of Pathmark, and then on to Starbucks. It’s really the ideal experience set for someone — if you’re going to put one retailer on this board, and there really isn’t one retailer today — and again, to Nelson’s point, having someone with expert, relevant expertise can be very helpful, particularly in an area which is an important growth initiative for Target. So, the grocery background, and just — you know, grocery background, and then just, you know, business character, the references we got on him as a person. I was very impressed with the fact that, you know, we set up a meeting with him. He came to my office a week later, flew in from Seattle. Had been to see something like ten Targets and ten Wal-Marts in the week before. So, he has passion about the business, and he had all kinds of ideas. I think he just is respecting — I think, we’re expecting Jim to be successful in getting on the board, and I think he doesn’t want to share his insights until he’s on that board. But he’s got some interesting ideas for the company.
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CNBC: Jim, there’s a comment in Fortune magazine, this latest issue. There have been some people who have looked at this proxy fight, including Bill Dreher, he’s a Deutsche Bank securities senior analyst, he calls this fight a waste of time and money, but he says, “where I sort of pricked my ears up was potentially being able to get Donald on this board.” Again, Bill mentions that you’ve looked at these stores, you’ve had some ideas. You really think that you can come in and make a difference at Target?
DONALD: Becky, a board member today doesn’t necessarily work on the tactical stuff, they work on the strategic stuff. A board member is a coach. He’s not going to get in the game. It isn’t about the play, but it’s also giving counsel and advice, and if Target is true to their words about growing their supermarket business, I think I can ignite it.
CNBC: From the Wal-Mart experience of it, and that’s the way at Target. I mean, maybe you shouldn’t even go that way at Target. Do you have to go that way? It’s such a low margin business. Why?
ACKMAN: Okay. It may or may not be the right way to go, but I think it’s something that the company’s focused on as an initiative. They’re definitely expanding the number of sides, if you will — refrigerators in each of the various stores. There is — you know, if you think about Target’s history, the DNA of the company, this was, you know, Dayton Hudson. This was a department store retailer.
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Conversation among CNBC, William A. Ackman and Joseph Grundfest, Stanford Law School Professor and Co-Director of the Rock Center on Corporate Governance
CNBC: We’ve been talking quite a bit this morning about how much control shareholders have over the composition of corporate boards, and joining us this morning from Palo Alto, Stanford Law School Professor Joseph Grundfest and Co-Director of the Rock Center on Corporate Governance. He’s former Commissioner of the SEC from ‘85 to ‘90. Of course, our guest host, Bill Ackman of Pershing Square joins us here on set. It’s great to see you, Professor. And we’re here, obviously, talking to Bill about this fight he has going on with Target. I wonder if you have thoughts on that specific fight and whether or not you think he’s going to win.
JOSEPH GRUNDFEST, STANFORD UNIVERSITY LAW & BUSINESS PROFESSOR: Well, I have no idea whether Bill is going to win or not. I’m sure he’s got a strong opinion on the matter. But in terms of the fight, I think we have to recognize that this is probably an appetizer that signals many more different types of fights of this likely to come in the relatively near future.
CNBC: Why is that? You talk about the boards becoming more politicized, and that they’re going to have to start performing more like politicians; right?
GRUNDFEST: That’s exactly right. There are several factors that are at work in the marketplace right now that indicate that these types of political battles are going to become much more common. For example, we’ve got Say on Pay, that’s already required for all TARP institutions. I’d be very surprised if Congress doesn’t pass Say on Pay legislation in the relatively near future. We have majority voting that’s already been adopted by two-thirds of the S&P 500. That way if the majority of the shareholders simply withhold authority to elect a director, they can kick that director off the board. The New York Stock Exchange is already changing its Rule 452 that’s going to change the way that brokers vote their shares, make it easier to oust incumbent directors. And the SEC is also likely to adopt proxy access; in which case, it will be even easier to run proxy contests of the sort that Bill is running today.
CNBC: Do you take credit for some of that, Bill?
ACKMAN: Look, it’s hard. We have a big enough investment that we can justify a proxy contest in the case of Target. We think bringing on independent directors with relevant expertise is going to help a lot. But we also think it’s going to help other companies we have investments in. You know, S&P 500 boards felt very much insulated from proxy contests. And, you know, we’re not criticizing the current board for the quality of the people on the board. We think the quality of the people on the board is excellent. What we’re saying is, you know, directors have been there a little too long. You’ve got directors who have been on the board for 15 years, you know, flying in from Australia. There’s a guy named Solomon Trujillo who’s a telecommunications executive.
GRUNDFEST: 15 years, right?
ACKMAN: Well, he’s been on the board a long time. He’s conveyed what he’s had to say to the board. I think Jim Donald, you met him today, he brings very directly relevant expertise to the company. There’s a director named George Tamke. He’s on four boards — you know, three boards other than Target. The other three boards are portfolio companies of Clayton, Dubilier & Rice, where he is a managing partner. He’s chairman of two of these other boards. How much time, realistically, can he devote to Target? He owns, like, 10,000 shares of Target, and he’s been on the board, I think, for ten years. So, what we’re trying to do is upgrade the Target board. It’s going to cause other boards to do some self-reflection and say, you know what, you know, what happens to boards over time is they become like little clubs — everyone’s friendly, it’s a nice environment. Who wants to be the person to say, look, you’ve been on the board for 15 years, it’s time for you to step down, for us to bring on someone new. And it really takes a shareholder to kind of prod things along, unless some of the changes that Professor Grundfest talks about actually happen.
CNBC: Professor, let me ask you this, though. You say that this is going to bring a change, that it’s going to be much more politicized. Is that a good thing or a bad thing? You know, we just heard, from what Bill thinks, why these boards need to be more reactive, why they need to be upgraded. But at the same time, it distracts the companies that are going through these proxy battles. Is this a good thing or bad thing?
GRUNDFEST: Well, my concern is that this change goes too far, and what it really does is it opens up the corporate board room so that it becomes a forum for a wide variety of issues that really have nothing to do with the efficiency of running the business or getting returns to shareholders. I think corporate America is really going to be paying a price for many decades in which it didn’t pay close enough attention to shareholders, and we all are familiar with the experience where when the political process steps in, it often overshoots. And my real concern here is that we’re headed for a major overshoot.
CNBC: Well, in the past boards have been taken to task for the quality of management, the performance of management, or the performance of the stock. I wonder if you think Bill’s points about the tenure, the number of boards you’re on, the number of shares you own; are those fair points with which to criticize a board member, or not?
ACKMAN: Well, whether you think they’re fair or not, those are points that are actually being made —
CNBC: It doesn’t matter. It is happening. That’s your point; right?
GRUNDFEST: Well, the point is, when you get to the world of politics, the word “fair” is really a very interesting word. I mean, you know, what’s fair? You know, anything that gets you more votes is fair. Anything that takes votes away from your opponent is fair. So, any argument that has salience and that resonates in terms of getting shareholders to vote in your direction is going to be perceived as fair game. And many of the points that Bill is making are strong points from the shareholder activist agenda. Many activist shareholders do believe that there should be limits on the number of boards on which an individual director can sit, that board rotation is actually a good idea, and that getting fresh blood into the board room actually can be constructive for many different shareholders.
ACKMAN: I think when you were referring to this having gone too far, I think you’re talking about proxy access. Your concern is someone with 0.1 percent of the stock decides to run a proxy contest about, you know, environmental issues or about, you know, pro choice rights, or things like that. It doesn’t sound like your concern is relevancy of expertise, or a shareholder who owns an 8 percent stake in the business deciding to put up some directors with relevant expertise, particularly if they’re independent directors, and they’re backed by a shareholder who owns a lot of stock.
GRUNDFEST: Well, that’s exactly right, Bill. My concern, really, is that if the regulatory process does adopt proxy access, we could wind up in a situation where corporations are going to just become much, much more difficult to govern, especially in a world where we already have majority access, and I, personally, have no objection if the SEC, or if Congress, required majority access at all publicly traded corporations.
ACKMAN: See, the problem we have now is that it’s plurality voting, which means that if you get one vote, okay, you’re elected. And I think what Professor Grundfest is talking about is if we make majority voting a requirement, it really is going to discipline boards into making sure that the best candidate is running for election. And, you know, in the case of Target, since there is no opposition without us, had we not put up a slate of independent directors, it’s a certainty that all the directors that they proposed would be nominated, and shareholders shouldn’t have to spend $10 million to just create a contest. I’m a little more supportive of proxy access than Professor Grundfest. I do think that if there’s competition, in the same way, I think we have a better president because there’s competition. If the current president could re-elect himself just term after term for 15 years and re-elect himself for another, you know, another four-year term, if you will, I don’t think we’d have a great country.
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Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) have filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target Corporation. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target Corporation on or about May 2, 2009.
SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC’s website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s definitive proxy statement.
Cautionary Statement Regarding Forward-Looking Statements
This transcript contains forward-looking statements. All statements contained in this transcript that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this transcript.